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                                                                   Exhibit 10.20


                                SUPERVALU INC.
                            ANNUAL CASH BONUS PLAN
                       FOR DESIGNATED CORPORATE OFFICERS


1. Definitions. When the following terms are used herein with initial capital letter, they shall have the following meanings:

     1.1 Bonus Pool Amount. An amount from which bonuses as provided herein may be paid equal to two and eight-tenths percent (2.8%) of the Company's earnings before income taxes for the Performance Period for which bonuses are being paid, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements. For purposes of the foregoing computation, changes in generally accepted accounting principles which occur during a Performance Period shall not be taken into account, and extraordinary items, discontinued operations and restructuring costs, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements, shall also not be taken into account.

     1.2 Committee. A committee of the Board of Directors comprised solely of two or more members appointed from time to time by the Board of Directors. To the extent required by Section 162(m) of the Code, at all times following the 1995 annual meeting of stockholders of the Company, all members of the Committee shall be "outside directors" within the meaning of Section 162(m) of the Code.

     1.3  Code   The Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

     1.4 Company. SUPERVALU INC., a Delaware corporation, and any of its subsidiaries or affiliates whether now or hereafter established.

     1.5 Participant. The Chief Executive Officer and four other key employees of the Company or any of its subsidiaries or affiliates who are designated by the Committee pursuant to Section 2.2 hereof as Participants in this Plan.

     1.6 Performance Period. The period which coincides with the Company's fiscal year.

     1.7 Company Performance Factor. The Company's "return on invested capital" must be at least eight percent (8%) for the Performance Period for which bonuses are being paid. For purposes of the foregoing computation, "return on invested capital" means a fraction with a
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          numerator equal to earnings before income taxes for that Performance
          Period as computed in accordance with Section 1.1 above but before interest expense, and with a denominator equal to the sum of the company's interest-bearing short-term borrowings, interest-bearing long-term debt, stockholders equity and the present value of capital and operating leases, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements. Such denominator shall be computed as of the last day of the Company's fiscal year which ends immediately before the beginning of a Performance Period and as of the last day of the fiscal year which coincides with the Performance Period, and the sum of the forgoing amounts shall then be divided by two in order to determine such denominator.

2.   Administration.

     2.1  Committee.  The Plan shall be administered by the Committee.

     2.2 Determinations made prior to each Performance Period. Prior to each Performance Period, or solely in the case of the Performance Period which begins February 27, 1994, prior to April 1, 1994, the Committee shall designate Participants for that Performance Period.

     2.3 Certification. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee must certify in writing that the Company Performance Factor has been attained and as to the computation of the Bonus Pool Amount.

     2.4 Shareholder Approval. The material terms of this Plan shall be disclosed to and approved by the stockholders of the Company in accordance with Section 162(m) of the Code. No bonus shall be paid under this Plan unless such stockholder approval has been obtained.

3.  Bonus Payment.

     3.1. Formula. Subject to Section 3.2(b) hereof, the Chief Executive Officer of the Company shall receive a bonus, payable in cash or Company stock, for each Performance Period in an amount equal to twenty-eight (28%) of the Bonus Pool Amount for that Performance Period, and each of the four other Participants in this Plan for a Performance Period shall receive a bonus, payable in cash or Company stock, for each Performance Period in an amount equal to eighteen percent (18%) of the Bonus Pool Amount for that Performance Period.

     3.2  Limitations.

          (a) No payment if Performance Factor not achieved. In no event shall any Participant receive a bonus payment hereunder if the Company Performance Factor is not achieved during the Performance Period.

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          (b)  Committee may reduce bonus payment.  The Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan. If and to the extent permitted by Section 162(m) of the Code, the Bonus Pool Amount in a subsequent Performance Period shall be increased by any portion of the Bonus Pool Amount of a prior Performance Period which has not been paid or credited to or for the benefit of Participants hereunder.

4.   Benefit Payments.

     4.1 Time and Form of Payments. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively feasible after the Committee has certified that the Company Performance Factor has been attained.

     4.2 Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

     4.3 Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5. Amendment and Termination. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

6.   Miscellaneous.

     6.1  Effective Date.  February 27, 1994.

     6.2 Term of the Plan. The plan shall continue until discontinued or terminated by the Committee.

     6.3 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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     6.4  Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

     6.5 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant's employment at any time. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

     6.6 No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

     6.7 Governing Law. The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

     6.8 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

     6.9 Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

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